Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FBO Air, Inc. on Form SB-2 of our report dated March 24, 2006, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of FBO Air, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Interest of Named Experts and Counsel” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
November 28, 2006